QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

Letterhead of
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street
22nd Floor
Philadelphia, PA 19103

June 26, 2003

Mandalay Resort Group
3950 Las Vegas Boulevard South
Las Vegas, NV 89116

        Re:  Floating Rate Convertible Senior Debentures due 2033

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of $400,000,000 aggregate original principal amount of Floating Rate Convertible Senior Debentures due 2033 (the "Debentures") of Mandalay Resort Group, a Nevada corporation (the "Company"), and up to 6,980,800 shares of common stock (including associated common stock purchase rights), par value $0.01 2/3 per share (the "Shares"), issuable upon conversion of the Debentures. The Debentures and the Shares are being registered on behalf of the holders of the Debentures.

        We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. In connection with rendering this opinion, we have examined and relied upon the information set forth in the Registration Statement; the Indenture, and the originals or copies, of all corporate records of the Company and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion, and statements and other information of the Company or representatives or officers. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of such copies.

        On the basis of the foregoing, the Company's representation that, as of the issue date, the likelihood that the contingent interest payments will be made during the term of the Debentures is not remote, the Company's representation that, as of the issue date, the likelihood that the contingent interest payments will not be made during the term of the Debentures is not remote, and certain estimates made by the Company and Merrill, Lynch, Pierce, Fenner & Smith regarding the present value of the contingent payments, and in reliance thereon, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that the statements in the Registration Statement under the caption "Material United States Federal Income Tax Considerations", insofar as such statements constitute a summary of the United States federal income tax laws referred to therein, accurately summarize in all material respects the United States federal income tax laws referred to therein.

        In addition, we are of the opinion that:

  1.
  the Debentures will be treated as indebtedness for United States federal income tax purposes.

  2.
  the Debentures will be subject to the rules governing contingent payment debt instruments contained in Treasury Regulations Sec. 1.1275-4(b); and

  3.
  the term "comparable yield" for the purposes of Treasury Regulation Sec. 1.1275-4(b)(4)(i)(A) means the annual yield that the Company would pay, as of the initial date of issue of the

    Debentures, on a fixed rate, nonconvertible debt security, with no contingent payments, but with terms and conditions otherwise comparable to those of the Debentures.

Under certain circumstances that depend on the identity of the persons to whom the Debentures were marketed or sold, i.e., a person for whom the interest accrued with respect to the Debentures is not expected to have a significant impact on their United States federal income tax liability, the Treasury Regulations presume that the comparable yield is the "applicable federal rate" determined based on the overall maturity of the Debentures. This presumption can be overcome only by clear and convincing evidence that the yield for purposes of Treasury Regulation Sec. 1.1275-4(b)(4)(i)(A) should be the "comparable yield" as determined above.

        We express no opinion other than the opinions expressly set forth herein.

        You should recognize that our opinion is not binding on the Internal Revenue Service and that the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case.

        This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or review our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

        This opinion is delivered to you solely for use in connection with this Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by any other person, without our express written permission. Notwithstanding the preceding sentence and any express or implied agreement, arrangement or understanding to the contrary, you (and your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Debentures and the issuance thereof, and all materials of any kind (including this opinion letter and any other tax analyses) that are provided to you relating to such tax treatment and tax structure. In addition, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Material United States Federal Income Tax Considerations" in the Prospectus which is a part of such Registration Statement.

Very truly yours,
/s/ WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP

QuickLinks

  Exhibit 8.1